UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2010
Idenix Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-49839	45-0478605

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Hampshire Street Cambridge, MA	02139

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 617-995-9800
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)
On December 1, 2010, Idenix Pharmaceuticals, Inc. (the “Company” or “Idenix”)) executed a letter agreement setting forth the terms of the employment (the “Employment Letter”) of Mr. Ronald C. Renaud, Jr. as the Company’s President and Chief Executive Officer. Mr. Renaud was appointed President and Chief Executive Officer and as a Director of the Company on October 28, 2010. Mr. Renaud had previously served as the Company’s Chief Financial Officer and Treasurer since June 2007 and Chief Business Officer since June 2010.
Pursuant to the Employment Letter, Mr. Renaud is entitled to receive an annual base salary in the amount of $450,000, which amount will be annually reviewed for increase, but not decrease, at the discretion of our board of directors. Mr. Renaud is also entitled to receive an annual cash performance bonus in a target amount equal to 60% of his base salary if, in the discretion of our board of directors, annually established performance criteria are satisfied. For 2010, Mr. Renaud will be entitled to receive a cash bonus in a target amount equal to 50% of pro rated base salary based on achievement of performance criteria for the period from January 1, 2010 to October 27, 2010 and, in accordance with the Employment Letter, 60% of pro rated base salary from October 28, 2010 to December 31, 2010. In each case, the actual bonus may range from zero to 200% of the target amount.
On October 28 2010, Mr. Renaud was granted options to purchase 300,000 shares of Idenix common stock, $0.001 par value per share (the “Common Stock”) pursuant to the Idenix Pharmaceuticals, Inc. 2005 stock incentive plan. The stock options have an exercise per share equal to $4.28 per share, representing the average of the opening and closing price of our common stock on the date of grant, as reported by The NASDAQ National Market. The stock options will vest ratably over a 48 month period beginning on October 31, 2010. The Employment Letter further provides that Mr. Renaud is eligible to participate in all benefit plans Idenix provides generally to its senior level executives and has the opportunity, subject to approval by our board of directors, to be awarded annually stock options to purchase 300,000 shares of Common Stock on terms and conditions similar to the stock option awarded on October 28, 2010. Mr. Renaud will also be reimbursed for annual costs associated with term life insurance benefits and supplemental disability coverage.
Mr. Renaud’s employment is terminable by either Idenix or Mr. Renaud at any time. Subject to the next paragraph below, under the terms of the Employment Letter, if Mr. Renaud’s employment is terminated by Idenix without cause or by Mr. Renaud for good reason (each as defined in the Employment Letter), subject to his execution of a release agreement within a specified period of time, all of his stock options to purchase Common Stock will immediately vest in full, and he will be entitled to receive: (i) a lump sum payment equal to one and one half times (A) his annual base salary plus (B) the greater of his target bonus for such year or the actual bonus paid in the year immediately preceding the termination; and (ii) continuation of health and dental insurance benefits for eighteen months.

If Mr. Renaud’s employment is terminated by the Company or a successor entity without cause or by Mr. Renaud for good reason in each case within one year following a change in control of Idenix (as defined in the Employment Letter), subject to his execution of a release agreement within a specified period of time, all of his stock options to purchase Common Stock will immediately vest in full, and, in addition to the cash amounts set forth in the paragraph above, he will be entitled to receive: (i) a lump sum payment equal to one half (A) his annual base salary plus (B) the greater of his target bonus for such year or the actual bonus paid in the year immediately preceding the termination; and (ii) continuation of health and dental insurance benefits for eighteen months.
The foregoing description of the Employment Letter is qualified in its entirety by the text of such letter which is filed herewith as Exhibit 10.1.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
The following exhibit relating to Item 1.01 shall be deemed to be furnished, and not filed:

10.1	Employment Letter, dated December 1, 2010, by and between Idenix Pharmaceuticals, Inc. and Ronald C. Renaud, Jr.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Idenix Pharmaceuticals, Inc.
Date: December 6, 2010	By:	/s/ Maria D. Stahl
Maria D. Stahl
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Letter, dated December 1, 2010, by and between Idenix Pharmaceuticals, Inc. and Ronald C. Renaud, Jr.